UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)*


                                180 CONNECT INC.
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    682343108
                              --------------------
                                 (CUSIP Number)

                                  July 9, 2008
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /    Rule 13d-1(b)
         /X/    Rule 13d-1(c)
         / /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A
                               CUSIP NO. 682343108

1)       NAME OF REPORTING PERSON

Quaker Capital Management Corporation
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                           25-1495646
                                                       -----------

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                       (a)     [  ]
                                                       (b)     [  ]

3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION          Commonwealth of
                                                       Pennsylvania
                                                       -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                    0
                                                       ---------

         6)       SHARED VOTING POWER                  0
                                                       ---------

         7)       SOLE DISPOSITIVE POWER               0
                                                       ---------

         8)       SHARED DISPOSITIVE POWER             0
                                                       ---------

9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                      0
                                                       ---------

10)      CHECK IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES      [  ]

11)      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW (9)                             0%
                                                       ------

12) TYPE OF REPORTING PERSON                           IA
                                                       ------


                               Page 2 of 12 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 682343108


1)       NAME OF REPORTING PERSON

Quaker Capital Partners I, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                           25-1778076
                                                       -----------

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                       (a)     [  ]
                                                       (b)     [  ]
3)      SEC USE ONLY

4)      CITIZENSHIP OR PLACE OF ORGANIZATION            Delaware
                                                        -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                     0
                                                        ---------

         6)       SHARED VOTING POWER                   0
                                                        ---------

         7)       SOLE DISPOSITIVE POWER                0
                                                        ---------

         8)       SHARED DISPOSITIVE POWER              0
                                                        ---------

9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                       0
                                                        ---------

10)      CHECK IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES     [  ]

11)      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW (9)                              0%
                                                        ------

12)      TYPE OF REPORTING PERSON                       PN
                                                        ------

                               Page 3 of 12 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 682343108


1)      NAME OF REPORTING PERSON

Quaker Premier, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                           25-1778068
                                                       -----------

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a)     [  ]
                                                       (b)     [  ]
3)      SEC USE ONLY

4)      CITIZENSHIP OR PLACE OF ORGANIZATION            Delaware
                                                        -------------

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                     0
                                                        ---------

         6)       SHARED VOTING POWER                   0
                                                        ---------

         7)       SOLE DISPOSITIVE POWER                0
                                                        ---------

         8)       SHARED DISPOSITIVE POWER              0
                                                        ---------

9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                       0
                                                        ---------
10)      CHECK IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES     [  ]


11)      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW (9)                              0%
                                                        ------

12)      TYPE OF REPORTING PERSON                       PN
                                                        ------


                               Page 4 of 12 Pages

                                SCHEDULE 13G/A
                               CUSIP NO. 682343108


1)      NAME OF REPORTING PERSON

Quaker Capital Partners II, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                            11-3667966
                                                        -----------

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                       (a)     [  ]
                                                       (b)     [  ]

3)      SEC USE ONLY

4)      CITIZENSHIP OR PLACE OF ORGANIZATION            Delaware
                                                        -------------

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                     0
                                                        ---------

         6)       SHARED VOTING POWER                   0
                                                        ---------

         7)       SOLE DISPOSITIVE POWER                0
                                                        ---------

         8)       SHARED DISPOSITIVE POWER              0
                                                        ---------

9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                       0
                                                        ---------

10)      CHECK IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES     [  ]


11)      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW (9)                              0%
                                                        ------

12)     TYPE OF REPORTING PERSON                        PN
                                                        ------


                               Page 5 of 12 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 682343108


1)       NAME OF REPORTING PERSON

Quaker Premier II, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                            30-0135937
                                                        -----------

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                       (a)     [  ]
                                                       (b)     [  ]

3)       SEC USE ONLY

4)      CITIZENSHIP OR PLACE OF ORGANIZATION            Delaware
                                                        -------------

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                     0
                                                        ---------

         6)       SHARED VOTING POWER                   0
                                                        ---------

         7)       SOLE DISPOSITIVE POWER                0
                                                        ---------

         8)       SHARED DISPOSITIVE POWER              0
                                                        ---------

9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                       0
                                                        ---------

10)     CHECK IF THE AGGREGATE AMOUNT
        IN ROW (9) EXCLUDES CERTAIN SHARES      [  ]


11)      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW (9)                              0%
                                                        ------

12)     TYPE OF REPORTING PERSON                        PN
                                                        ------

                               Page 6 of 12 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 682343108


1)      NAME OF REPORTING PERSON

Mark G. Schoeppner
-------------------------------------


2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                       (a)     [  ]
                                                       (b)     [  ]

3)      SEC USE ONLY

4)      CITIZENSHIP OR PLACE OF ORGANIZATION         United States
                                                     of America
                                                     -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                  0
                                                     ---------

         6)       SHARED VOTING POWER                0
                                                     ---------

         7)       SOLE DISPOSITIVE POWER             0
                                                     ---------

         8)       SHARED DISPOSITIVE POWER           0
                                                     ---------

9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                    0
                                                     ---------

10)      CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES    [  ]

11)      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW (9)                           0%
                                                     ------

14)     TYPE OF REPORTING PERSON                     IN
                                                     ------

                               Page 7 of 12 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 682343108


Item 1.

         (a)      Name of Issuer

                  180 CONNECT INC.
                  ------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  6501 E. Belleview Avenue, Englewood, Colorado  80111
                  ------------------------------------------------------
Item 2.

         (a)      Names of Persons Filing

                  Quaker Capital Management Corporation
                  Quaker Capital Partners I, L.P.
                  Quaker Capital Partners II, L.P.
                  Quaker Premier, L.P.
                  Quaker Premier II, L.P.
                  Mark G. Schoeppner
                  ------------------------------------------------------

         (b)      Address of Principal Business Office or, if none, Residence

                  601 Technology Drive, Suite 310, Canonsburg,
                  Pennsylvania 15317
                  ------------------------------------------------------

         (c)      Citizenship

                  Quaker Capital Management Corporation - Pennsylvania
                                                          Corporation

                  Quaker Capital Partners I, L.P. - Delaware partnership Quaker Capital Partners II, L.P.- Delaware partnership Quaker Premier, L.P. - Delaware partnership
                  Quaker Premier II, L.P. - Delaware partnership
                  Mark G. Schoeppner - United States citizen
                  ------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock
                  ------------------------------------------------------

         (e)      CUSIP Number

                               Page 8 of 12 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 682343108


                  682343108
                  ------------------------------------------------------

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)   /  /   Broker of dealer registered under section 15 of the Act;

     (b)   /  /   Bank as defined in section 3(a)(6) of the Act;

     (c)   /  /   Insurance company as defined in section 3(a)(19) of the
                  Act;

     (d)   /  /   Investment company registered under section 8 of the
                  Investment Company Act of 1940;

     (e)   / X /  An investment adviser in accordance with
                  ss.240.13d-1(b)(l)(ii)(E);

     (f)   /  /   An employee benefit plan or endowment fund in accordance
                  with ss.240.13d-1(b)(1)(ii)(F);

     (g)   /  /   A parent holding company or control person in accordance
                  with ss.240.13d-1(b)(1)(ii)(G);

     (h)   /  /   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

     (i)   /  /   A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14)of the Investment
                  Company Act of 1940;

     (j)   /  /   Group, in accordance with ss.240.13d-1((b)(l)(ii)(J)

Item 4.           Ownership
                  ---------

         (a)-(c) None of the Reporting Persons beneficially owns any securities of the Issuer.


Item 5.  Ownership of Five Percent or Less of a Class

             If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial

                               Page 9 of 12 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 682343108

owner of more than five percent of the class of securities, check
the following:                                                       X
                                                                 ----------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              Page 10 of 12 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 682343108

Ausgust 1, 2008                  QUAKER CAPITAL MANAGEMENT CORPORATION

                                  /s/ Mark G. Schoeppner
                                  -----------------------------------
                                  Mark G. Schoeppner, President


                                  QUAKER CAPITAL PARTNERS I, L.P.

                                  By: Quaker Premier, L.P., its general partner

                                      By: Quaker Capital Management
                                          Corporation, its general partner


                                      By: /s/ Mark G. Schoeppner
                                         --------------------------
                                         Mark G. Schoeppner
                                         President


                                   QUAKER PREMIER, L.P.

                                   By: Quaker Capital Management
                                       Corporation, its general partner


                                     By: /s/ Mark G. Schoeppner
                                         --------------------------
                                         Mark G. Schoeppner
                                         President


                                   QUAKER CAPITAL PARTNERS II, L.P.

                                   By: Quaker Premier II, L.P., its
                                       general partner

                                       By: Quaker Capital Management
                                           Corporation, its general partner


                                       By: /s/ Mark G. Schoeppner
                                           --------------------------
                                           Mark G. Schoeppner
                                           President


                              Page 11 of 12 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 682343108



                                    QUAKER PREMIER II, L.P.

                                    By: Quaker Capital Management
                                        Corporation, its general partner


                                        By: /s/ Mark G. Schoeppner
                                            --------------------------
                                            Mark G. Schoeppner
                                            President



                                    /s/ Mark G. Schoeppner
                                    -------------------------------------------
                                    Mark G. Schoeppner




                              Page 12 of 12 Pages